Enviva Reports 2Q 2022 Results, Reaffirms 2022 Guidance, and Announces Customer Contract Updates

BETHESDA, Md., August 3, 2022 — Enviva Inc. (NYSE: EVA) (“Enviva,” the “Company,” “we,” “us,” or “our”) today announced financial and operating results and declared a dividend for the second quarter of 2022. Enviva also announced four contract additions, including the conversion of a previously announced memorandum of understanding (“MOU”) and a letter of intent (“LOI”) to binding contracts, a new German contract, and the upsizing of an existing contract.

Highlights:
•Reported a net loss of $27.3 million for the second quarter of 2022, as compared to $24.9 million for the second quarter of 2021, and reported adjusted EBITDA for the second quarter of 2022 of $39.5 million as compared to $25.7 million for the second quarter of 2021; Enviva declared a dividend of $0.905 per share for the second quarter of 2022, an 11% increase over the distribution for the second quarter of 2021
•Reaffirmed full-year 2022 financial guidance, which includes net income (loss) in the range of a $30 million net loss to $10 million of net income, adjusted EBITDA in the range of $230 million to $270 million, and full-year 2022 dividend of $3.62 per share
•Announced four contract additions, with customers across a range of use cases, with terms and conditions reflecting the current strong pricing environment for wood biomass:
◦Conversion of an MOU with an industrial products customer to a take-or-pay off-take contract, with a tenor of 15 years and deliveries starting in 2023; volumes anticipated to ramp to approximately 600,000 metric tons per year (“MTPY”) by 2031
◦Conversion of an LOI with a German manufacturer to a take-or-pay off-take contract, with a tenor of 10 years and deliveries starting in the third quarter of 2022, with volumes expected to be approximately 60,000 MTPY
◦First take-or-pay off-take contract with a new German customer that delivers wood pellets into the European thermal heating market; contract tenor is 5 years, with deliveries expected to commence by the end of 2022, and then volumes ramping to approximately 150,000 MTPY
◦A new tranche of contracted deliveries to a longstanding European Union-based customer which is expected to total 720,000 incremental metric tons (“MT”) through 2027

“For the second quarter of 2022, Enviva delivered results at the top end of our expectations, and I’m pleased to report that many of the short-term challenges we experienced in the first half of the year are proving either transitory or manageable over time,” said John Keppler, Chairman and Chief Executive Officer. “While the broader energy markets continue to demonstrate volatility and uncertainty, we are excited to highlight the success we are realizing in near-term, higher priced sales, and converting new customer opportunities into long-term, take-or-pay supply contracts with durable pricing increases, including terms and conditions that should enable us to extend our track record of delivering stable cash flows that grow sustainably well into the future. As a result, we are not only on track to deliver a very strong back half of the year, but, as previously described, we see material margin expansion for the business not only in 2023, but also in 2024 and beyond.”

Keppler continued, “The sheer volume and size of market opportunities with high-quality counterparties across a range of use cases, from renewable energy generation to displacement of fossil fuel-based carbon in hard-to-abate industries, is creating an unprecedented pace of contracting for us, which in turn is underwriting the acceleration of our capacity expansions. We have recently commenced construction of our plant in Epes, Alabama, we are making swift progress on our plans to start construction of a new plant in Bond, Mississippi, and we have recently filed for a permit for a highly accretive expansion of our Ahoskie, North Carolina plant. The growth in our production volume outlook, coupled with the strong pricing environment for biomass, is driving our expectations for an adjusted EBITDA compound annual growth rate of over 25% from 2022 to 2024. This tremendous, fully contracted growth profile, combined with the strong, stable dividend we are paying, makes us well positioned to continue our track record of generating significant returns for our investors, even in an environment of potential economic contraction.”

Second-Quarter 2022 Financial Results

$ millions, unless noted	2Q22	2Q21 Recast Presentation**	2Q21 Non-Recast** (As Reported)
Net Revenue	296.3	286.0	285.0
Adjusted Gross Margin*	54.8	51.7	56.1
Net (Loss) Income	(27.3)	(24.9)	2.6
Adjusted Net (Loss) Income*	(17.5)	(23.5)	9.8
Adjusted EBITDA*	39.5	25.7	48.9
Distributable Cash Flow*	21.3	5.7	33.0
Adjusted Gross Margin $/metric ton*	42.94	37.80	41.02
*Adjusted gross margin, adjusted net (loss) income, adjusted EBITDA, distributable cash flow, and adjusted gross margin per MT are non-GAAP financial measures. For a reconciliation of non-GAAP measures to their most directly comparable GAAP measure please see the Non-GAAP Financial Measures section below
**Please refer to the Non-GAAP Financial Measures section below for a description of recast and non-recast presentations; the recast presentation was required for GAAP purposes due to the simplification transaction announced on October 15, 2021

Net revenue for the second quarter of 2022 was $296.3 million as compared to $286.0 million and $285.0 million for the second quarter of 2021 on a recast and non-recast basis, respectively. The increase of approximately 4% year-over-year was driven primarily by an increase in average sales price per ton, as a result of annual price escalators in our contracts as well as the elevated pricing environment for biomass. Enviva was able to help address dislocations in our customers’ and other producers’ supply chains during the second quarter of 2022, rescheduling certain contracted deliveries into future periods, which enabled prompt deliveries at elevated pricing to other customers requiring incremental deliveries. Recent biomass spot market prices, as well as forward curve prices in certain European indices, have exceeded $300 per MT, representing a substantial premium to the current long-term contracted pricing of roughly $200 to $220 per MT across Enviva’s weighted average portfolio, and we were able to capture some of that differential during the second quarter of 2022.

Net revenue for the second quarter of 2022 was dampened given the timing shift of two shipments from June to July, which also drove higher-than-average finished product inventory at the end of the period.

Adjusted gross margin was $54.8 million for the second quarter of 2022, as compared to $51.7 million and $56.1 million for the second quarter of 2021 on a recast and non-recast basis, respectively. Adjusted gross margin per MT (“AGM/MT”) for the second quarter of 2022 was $42.94, as compared to $37.80 and $41.02 per MT for the second quarter of 2021 on a recast and non-recast basis, respectively. The year-over-year increase in both adjusted gross margin on a recast basis and AGM/MT was primarily driven by higher pricing due to the same factors which benefited net revenue during the period. The year-over-year decrease in adjusted gross margin on a non-recast basis is primarily due to a decrease in product sales volumes resulting from a reduction in procured volumes as a result of lower availability of third-party pellets resulting from the war in Ukraine and related sanctions.

Adjusted EBITDA for the second quarter of 2022 was $39.5 million, as compared to $25.7 million and $48.9 million for the second quarter of 2021 on a recast and non-recast basis, respectively.
Distributable cash flow (“DCF”) for the second quarter of 2022 was $21.3 million, as compared to $5.7 million and $33.0 million for the second quarter of 2021 on a recast and non-recast basis, respectively.

Enviva’s liquidity as of June 30, 2022, which included cash on hand (including cash generally restricted to funding a portion of the costs of the acquisition, construction, equipping, and financing of our Epes plant) and availability under our $570.0 million senior secured revolving credit facility, was $184.1 million. Enviva’s liquidity as of June 30, 2022 does not include any proceeds resulting from the tax-exempt green bonds issued in July 2022.

Notable Capital Markets Activity

In July 2022, the Industrial Development Authority of Sumter County, Alabama completed the issuance of $250 million in aggregate principal amount of tax-exempt green bonds and loaned the proceeds to Enviva. The tax-exempt green bonds, which were issued at par, bear an annual interest rate of 6% and mature in 2052, with the option for holders to redeem at par in 2032. The net proceeds to Enviva of $246 million will be used to fund a portion of the costs associated with the acquisition, construction, equipping, and financing of Enviva’s fully contracted wood pellet production plant currently under construction in Epes, Alabama. This is the first time Enviva has accessed the municipal bond market, which is expected to provide an attractive financing option for future greenfield projects, including our planned production plant in Bond, Mississippi, for which the Mississippi Business Finance Corporation, the proposed conduit issuer, has approved an inducement resolution to issue similar tax-exempt bonds to finance the project.

Enviva also amended and restated its senior secured revolving credit facility (the “Amended & Restated Credit Facility”) on June 30, 2022. The Amended & Restated Credit Facility extends the maturity to June 2027 from April 2026 and includes other improved terms and conditions which add incremental flexibility as compared to the terms of the credit facility prior to the amendment. The amended terms and additional flexibility more appropriately reflect the conversion of the Company from a master limited partnership to a corporation at the end of 2021, and the benefits of the increased scale, diversification, and accelerating growth plans of Enviva, while continuing to maintain the conservative financial policies to which the Company is committed.

Additionally, on June 24, 2022, Enviva was added to both the Russell 3000 and Russell 1000 indices. Since Enviva’s conversion from a master limited partnership to a corporation on December 31, 2021, Enviva has significantly increased both its passive and international investor ownership, which was a key objective of the simplification and corporate conversion transactions.

Dividend

On August 3, 2022, Enviva’s board of directors declared a dividend of $0.905 per share for the second quarter of 2022, an increase of 11% over the corresponding period in 2021. The quarterly dividend will be paid on Friday, August 26, 2022, to shareholders of record as of the close of business on Monday, August 15, 2022. The dividend declared for the second quarter of 2022 is consistent with Enviva’s dividend guidance for 2022. Enviva expects to pay a dividend of $3.62 per share for full-year 2022, with quarterly dividends of $0.905 per share expected to be declared for the remaining two quarters of 2022.

2022 Guidance

$ millions, unless noted	2022 Guidance[1]	2021 Reported[2]
Net Income (Loss)	(30.0) - 10.0	(145.3)
Adjusted EBITDA	230.0 - 270.0	226.1
DCF	165.0 - 205.0	167.8
Dividend per Common Share	$3.62/share	$3.30/share
Total Capital Expenditures	255.0 - 275.0	NM3

1For a reconciliation of forward-looking non-GAAP measures to their most directly comparable GAAP measure, please see the Non-GAAP Financial Measures section below; 2 2021 results are presented on a recast basis for net loss, and a non-recast basis for adjusted EBITDA and DCF; 3Not meaningful.

Similar to previous years, we expect net income, adjusted EBITDA, and DCF for the second half of 2022 to be significantly higher than for the first half of the year due to the predictable seasonality in our business as well as, in this case, the ramp of production at our newest plant in Lucedale, Mississippi. Like previous years, we also expect over two-thirds of our forecasted annual adjusted EBITDA to be generated in the second half of 2022. Importantly, we are projecting a significant step-up in results for the fourth quarter of 2022 as compared to the third quarter of 2022. Based on what we know today, we are projecting adjusted EBITDA for the third quarter of 2022 to be roughly 50% higher than results for the second quarter of 2022, with the fourth quarter of 2022 alone representing around 40% of 2022 adjusted EBITDA.

“In addition to our increased production and improving supply chain conditions, the constructive pricing environment, particularly in Europe, is expected to not only provide modest opportunities late in the year to drive incremental margin and cash flow, but also set the stage for a substantial increase in annual adjusted EBITDA for 2023 and beyond,” said Thomas Meth, President. “Put simply, the price escalation and pass-through provisions in our contracts are durable and effective and we are realizing price increases at a higher rate than the cost pressures we have seen within portions of our operations. Given the cost reductions we see in some of the transitory costs, notably logistics and diesel, and the structural cost reductions we are generating from improved fixed cost absorption across our asset base, we expect material margin expansion over the next twelve to eighteen months and beyond.”

Enviva reaffirmed its capital expenditures guidance range for full-year 2022 of $255 million to $275 million (inclusive of capitalized interest). Currently, Enviva is evaluating a potential increase to its capital expenditures guidance range related to the opportunity to accelerate purchases of long-lead time equipment associated with the construction of Enviva’s greenfield plant in Bond, Mississippi. Enviva continues to expect to build new plants at a project-level return of an approximately 5 times adjusted EBITDA investment multiple.

“As we outlined when we announced our simplification and conversion transactions, 2022 represents a transition year for us as we settle into our new corporate structure and commence the execution of our plans to double in size over the next five years. We are very pleased with our recent tax-exempt green bond financing, which not only provides attractive financing today, but also offers a replicable structure for future greenfield project financing down the road,” said Shai Even, Executive Vice President and Chief Financial Officer. “We are projecting meaningful year-over-year step-changes in the cash flow generation of our asset base, as we bring new fully contracted capacity online in a favorable pricing environment for our products. Going forward, our capital allocation policy is focused on reinvesting retained cash flows into our business, while maintaining ample liquidity and conservative leverage, and preserving a stable dividend that has the opportunity to grow over time.”

Contracting and Market Update

In the current geopolitical environment, customers’ purchasing decisions are being driven by both the urgent need to decarbonize their supply chains while seeking to secure reliable, affordable, low-carbon feedstocks over the long term. Countries and companies are not only facing extremely high and volatile fossil fuel prices while they navigate toward net-zero goals, but they now also need to revisit the long-term security of supply for the carbon feedstocks they are sourcing. This congruence creates an increased ability to pay for our customers, but is further complicated by the fact that there are limited large-scale alternatives available for renewable baseload and dispatchable power and heat generation, and even fewer low-carbon feedstocks to substitute in hard-to-abate sectors. As a result, our current customers are increasingly looking for supply in a structurally short market and are willing and able to collaborate with suppliers like Enviva to develop mutually beneficial solutions, including pricing new contracted volumes at terms more reflective of the current pricing environment in which pricing for prompt delivery of biomass has almost doubled in the past year and also, at times, repricing original contracted volumes at a significant premium to our historical weighted average contract prices in consideration of the overall transaction.

Today, Enviva announced the conversion of an MOU with a European industrial customer to a take-or-pay off-take contract pursuant to which Enviva will supply wood pellets to be used in facilities across continental Europe and the United Kingdom as a replacement feedstock for lignite coal and natural gas in the manufacturing of an industrial product. Enviva announced this MOU in February 2022 and, as expected, the binding contract was completed within six months of the MOU signing. Initial shipments are expected to start during 2023, with planned volumes ramping to approximately 600,000 MTPY by 2031. The contract has a 15-year tenor and is subject to certain conditions precedent.

Enviva also announced the conversion of the LOI signed in May 2022 to a binding take-or-pay off-take contract with a new German industrial customer that intends to use Enviva’s wood pellets to phase out fossil fuels and generate green process heat in manufacturing facilities in Germany. The initial shipment is expected to be delivered during the third quarter of 2022, with delivered volumes expected to be approximately 60,000 MTPY. This contract, which serves a new industrial vertical for Enviva, has a 10-year tenor and is subject to certain conditions precedent.

Furthermore, Enviva announced the signing of a binding take-or-pay off-take contract with another new German customer to provide wood pellets to be used primarily in thermal heating systems. The contract has a 5-year tenor, with planned volumes ramping to approximately 150,000 MTPY, subject to certain conditions precedent. The initial shipment is expected to be delivered during the second half of 2022.

Additionally, Enviva announced the upsizing of a contract with a longstanding, European Union-based customer under which deliveries of an incremental 720,000 MT are expected over the contract’s remaining term through 2027, at prices that more closely reflect the favorable current market environment. Incremental volumes are expected to be supplied largely from our expanding production capacity.

Consistent with the strategy we have outlined, Enviva continues to steadily diversify its customer base, not only by the number of companies served, but also the geographies in which they are located, and the industries in which they operate. As of July 1, 2022, Enviva’s total weighted-average remaining term of take-or-pay off-take contracts is approximately 14.5 years, with a total contracted revenue backlog of over $21 billion. This contracted revenue backlog is complemented by a customer sales pipeline exceeding $40 billion, which includes contracts in various stages of negotiation.

Our customer sales pipeline comprises long-term, take-or-pay off-take opportunities in our traditional markets for biomass-fired power and heat generation in geographies ranging from the United Kingdom to the European Union (including opportunities in Germany and Poland), to Asia (including incremental demand in Japan and emerging potential in Taiwan), as well as in developing industrial segments across the globe (including steel, cement, lime, chemicals, sustainable aviation fuel (“SAF”), biomethanol, and biodiesel). We are negotiating long-term wood pellet supply contracts with several leading industrial companies in each of these hard-to-abate sectors that are actively and urgently pursing large-scale decarbonization. Over the next 12 months, we expect to progress negotiations and convert several sales pipeline opportunities, including MOUs, into binding contracts expected to represent approximately 1.5 million to 2 million MTPY.

European Union - Progress on the Renewable Energy Directive Update

European Union policymakers have long recognized that sustainable biomass is a renewable, low-carbon, baseload, and dispatchable heat and power source. Today, bioenergy accounts for almost 60% of renewable energy used in Europe, addressing each of the urgent and critical issues facing the EU – decarbonization, affordability, and security of its energy supply.

EU policymakers are currently updating the Renewable Energy Directive (“RED III”), which was put in place in 2009 and revised in 2018 (“RED II”), and establishes common rules and targets for the development of renewable energy across all sectors of the economy to help the EU reach its ambitious energy and climate goals. These were increased by the European Green Deal with the goal of reducing net greenhouse gas emissions by 55% by 2030.

RED III is part of a package amending or creating 15 climate and energy laws to increase and accelerate climate mitigation, which includes reviewing existing criteria for sustainable biomass. The final law will be a negotiated piece of legislation reflecting a compromise position of the “trilogue” which includes the EU Parliament, EU Council of Ministers (“Council”), and EU Commission. Both the Council and the Commission have published proposals and positions on RED III which outline which renewable energy sources qualify for subsidies and keep the biomass sustainability framework from RED II largely intact. The proposal from the EU Parliament will likely be finalized this fall in a plenary session. We were encouraged by the recent vote of the EU Parliament’s Industry Research and Energy (“ITRE”) Committee making further progress on the proposal, in particular their decision to expand the scenarios under which power-only plants using forest biomass can continue to receive support. This step demonstrates the alignment of the ITRE Committee not only with four of the six other EU Parliament committees, but also the Council and the Commission on the importance of sustainable biomass to the EU’s efforts to mitigate climate change.

According to leading scientific advisory panels and policy makers, in order for the EU to reach their objective of climate neutrality by 2050, biomass use in power and heat plants alone will need to double. As such we strongly believe that the final compromise on the biomass sustainability criteria will remain consistent with Enviva’s practices and the leading academic and scientific research and data which has consistently supported the essential role of sustainable bioenergy as a climate change solution.

Germany’s Chancellor Olaf Scholz recently said “We have to get out of coal, oil and gas, … We will now ensure that the expansion of renewable energies finally moves forward. Wind power on the high seas, on land, solar energy, biomass. We need all of these to produce electricity and to be able to produce hydrogen so that we have an industrial future without CO2 emissions.” Chancellor Scholz has pledged that Germany will proceed with its plan for adoption of renewable sources such as wind, biomass, solar energy, and hydrogen to reach net-zero emissions by 2045.

Taiwan

Recently, the Taiwan Power Company (“Taipower”), Taiwan’s state-owned electric company, announced plans to convert a large coal-fired unit of the Hsinta Power Plant to biomass in order to meet the Taiwanese government’s policy objectives around increasing renewable energy generation.

The project is scheduled to produce approximately 3,000 gigawatt hours of renewable energy after 2025, which translates into demand for roughly 1.8 million MT of biomass annually. Given Enviva’s size, scale, and track record delivering into the Asian market, we expect to be an important partner in Taipower’s biomass supply chain.

“It’s an incredible time to be a global leader in bioenergy, as we not only play a valuable role in the large-scale decarbonization efforts of utilities and hard-to-abate industries, but we are also playing an important role as customers urgently secure long-term, affordable carbon feedstocks,” said Thomas Meth, President. “We are seeing very encouraging progress in Taiwan, and today we are announcing our first binding contracts with German counterparties, which is an exciting milestone, as Germany represents a significant market for us going forward. Today’s contracts, and the continued increases in demand from our existing utility counterparts, also underscore the confidence our customers have in the European Union’s ongoing support for biomass as a critical pathway to achieving EU climate change goals.”

Sustainability Update

On July 13, 2022, Enviva launched the Enviva Heirs Property Fund (“EHPF”), which is dedicated to combating involuntary land loss in the U.S. Southeast. Through the EHPF initiative, Enviva is committing $250,000 on an annual basis, and will work with families and landowners to achieve clear title, unlock sustainable land value, and advocate for public policy that supports land retention for disenfranchised families. This initiative is another example of Enviva’s unrelenting commitment to making a positive impact in the communities and states in which we operate.

As previously announced, Enviva entered into a partnership with Mitsui O.S.K. Lines (“MOL”) to develop and deploy an environmentally friendly bulk carrier. The goal of the agreement is to reduce greenhouse gas emissions in the ocean transportation of sustainable wood pellets, with one of the projects being the Wind Challenger, a cargo ship design with a hard sail that harnesses wind energy. Recently, MOL announced its first installation of the hard sail system on board a bulk carrier and is now ready to proceed to the commissioning stage and sea trials. The first hard-sail-equipped vessel is slated for delivery in October 2022, when it is expected to start transporting cargoes.

Asset Update

Enviva is making solid progress on our path to more than double production capacity over the next five years, from 6.2 million MTPY to approximately 13 million MTPY. Enviva’s Lucedale, Mississippi plant, the first plant in our Pascagoula cluster, continues to ramp production, and is on track to reach nameplate capacity of 750,000 MTPY by the end of this year. Recently, we commenced construction of the fully contracted 1.1 million MTPY plant in Epes, Alabama, the second plant in our Pascagoula cluster.

We also formally announced plans to build the third plant in our Pascagoula cluster in Bond Mississippi, subject to receiving the necessary permits. Our facility in Bond will be our next state-of-the-art manufacturing facility, with capacity to produce more than one million MTPY of wood pellets, and, similar to the Lucedale and Epes plants, will export from our terminal at the Port of Pascagoula.

Enviva is also progressing plans for an accretive expansion at our Ahoskie, North Carolina plant, consistent with our recently announced project to increase production capacity by approximately 45%, from 410,000 MTPY to 600,000 MTPY, subject to receiving the necessary permits.

Our business model of fully contracting plants and expansions before commencing construction remains unchanged. Given the current pace of contracting with new and existing customers, Enviva plans to accelerate the timing of a fourth wood pellet production plant in our Pascagoula cluster. We continue to make progress in our evaluation of site location options and anticipate making a decision by year-end 2022.

We also are in the process of securing sites in both Georgia and South Carolina and will continue the evaluation process in the coming months to determine which site is most suitable for a new greenfield project in our Savannah cluster.

Consistent with prior updates, we expect Enviva’s previously announced “Multi-Plant Expansions” to be completed by year-end 2022.

Second-Quarter 2022 Earnings Call Details

Enviva will host a webcast and conference call on Thursday August 4, 2022, at 10:00 a.m. Eastern time to discuss second-quarter 2022 results. Conference call numbers for North American participation are +1 (877) 883-0383, and +1 (412) 902-6506 for international callers. The passcode is 9561144. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva

Enviva Inc. (NYSE: EVA) is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi, and is constructing its 11th plant, which will be located in Epes, Alabama. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with primarily creditworthy customers in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to decarbonize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation fuels. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at envivabiomass.com. Follow Enviva on social media @Enviva.

Financial Statements

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,700	$16,801
Restricted cash	156	1,717
Accounts receivable, net	124,429	97,439
Other accounts receivable	4,466	17,826
Inventories	74,347	57,717
Prepaid expenses and other current assets	10,763	7,230
Total current assets	226,861	198,730
Property, plant, and equipment, net	1,551,762	1,498,197
Operating lease right-of-use assets	105,028	108,846
Goodwill	103,928	103,928
Long-term restricted cash	35,600	—
Other long-term assets	32,953	14,446
Total assets	$2,056,132	$1,924,147
Liabilities and Equity
Current liabilities:
Accounts payable	$20,463	$29,535
Accrued and other current liabilities	153,630	163,306
Current portion of interest payable	23,936	25,060
Current portion of long-term debt and finance lease obligations	37,284	39,105
Total current liabilities	235,313	257,006
Long-term debt and finance lease obligations	1,219,721	1,232,441
Long-term operating lease liabilities	118,622	122,252
Deferred tax liabilities, net	32	36
Other long-term liabilities	48,674	41,748
Total liabilities	1,622,362	1,653,483
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 100,000,000 shares authorized, none issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 600,000,000 shares authorized, 66,671,944 and 61,137,744 issued and outstanding at June 30, 2022 and December 31, 2021, respectively	67	61
Additional paid-in capital	553,852	317,998
Accumulated deficit	(72,644)	—
Accumulated other comprehensive income	194	299
Total Enviva Inc.'s equity	481,469	318,358
Noncontrolling interests	(47,699)	(47,694)
Total equity	433,770	270,664
Total liabilities and equity	$2,056,132	$1,924,147

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (Recast)	2022	2021 (Recast)
Product sales	$293,615	$271,242	$524,527	$495,772
Other revenue	2,706	14,721	4,776	31,812
Net revenue	296,321	285,963	529,303	527,584
Operating costs and expenses:
Cost of goods sold, excluding items below	250,276	234,564	461,312	432,266
Loss on disposal of assets	2,282	1,701	3,183	3,345
Selling, general, administrative, and development expenses	27,704	34,548	61,395	65,890
Depreciation and amortization	28,833	23,179	51,392	44,700
Total operating costs and expenses	309,095	293,992	577,282	546,201
Loss from operations	(12,774)	(8,029)	(47,979)	(18,617)
Other (expense) income:
Interest expense	(13,959)	(17,481)	(23,929)	(30,858)
Other (expense) income, net	(611)	399	(727)	508
Total other expense, net	(14,570)	(17,082)	(24,656)	(30,350)
Net loss before income tax benefit	(27,344)	(25,111)	(72,635)	(48,967)
Income tax (benefit) expense	(2)	(260)	14	(941)
Net loss	$(27,342)	$(24,851)	$(72,649)	$(48,026)

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021 (Recast)
Cash flows from operating activities:
Net loss	$(72,649)	$(48,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	51,392	45,031
Amortization of debt issuance costs, debt premium, and original issue discounts	1,260	1,704
Loss on disposal of assets	3,183	3,348
Deferred taxes	—	(964)
Non-cash equity-based compensation and other expense	20,023	15,192
Fair value changes in derivatives	4,519	2,797
Unrealized (gain) loss on foreign currency transactions, net	(95)	27
Change in operating assets and liabilities:
Accounts and other receivables	(13,573)	52,608
Prepaid expenses and other current and long-term assets	(21,687)	1,111
Inventories	(14,399)	(9,496)
Derivatives	(3,983)	(2,072)
Accounts payable, accrued liabilities, and other current liabilities	(10,852)	(1,778)
Related-party payables	—	114
Deferred revenue	(178)	(3,916)
Accrued interest	(1,123)	1,722
Operating lease liabilities	(7,205)	(3,413)
Other long-term liabilities	(3,524)	8,182
Net cash (used in) provided by operating activities	(68,891)	62,171
Cash flows from investing activities:
Purchases of property, plant, and equipment	(97,405)	(153,983)
Payment for acquisition of a business	(5,000)	—
Net cash used in investing activities	(102,405)	(153,983)
Cash flows from financing activities:
Proceeds (principal payments) from (on) senior secured revolving credit facility, net	(36,000)	(120,000)
Proceeds from debt issuance	31,270	321,750
Proceeds from capital contribution of New Market Tax Credit financing	12,763	—
Support payments	4,197	—
Principal payments on other long-term debt and finance lease obligations	(16,474)	(12,685)
Cash paid related to debt issuance costs and deferred offering costs	(5,308)	(7,854)
Proceeds from issuance of Enviva Inc. common shares, net	333,009	214,865
Payments for acquisition of noncontrolling interest in Development JV	—	(130,143)
Principal payments on related-party note payable	—	(20,000)
Cash dividends or distributions and equivalent rights	(105,646)	(44,980)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(16,577)	(10,554)
Net cash provided by financing activities	201,234	190,399
Net increase in cash, cash equivalents, and restricted cash	29,938	98,587
Cash, cash equivalents, and restricted cash, beginning of period	18,518	67,675
Cash, cash equivalents, and restricted cash, end of period	$48,456	$166,262

ENVIVA INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021 (Recast)
Non-cash investing and financing activities:
Property, plant, and equipment acquired included in accounts payable and accrued liabilities	$12,843	$24,962
Supplemental information:
Interest paid, net of capitalized interest	$23,432	$31,483

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, adjusted EBITDA compound annual growth rate (“CAGR”), and distributable cash flow to measure our financial performance. In addition, as a result of our simplification transaction, we were required to recast our historical financial results in accordance with GAAP. Accordingly, any results presented on a non-recast basis constitute a Non-GAAP measure.
Our adjusted EBITDA estimates for 2023 and 2024 and related CAGR estimate are based on internal financial analysis and such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated adjusted EBITDA for 2023 and 2024 to the closest GAAP financial measure, net income (loss), is not provided because net income (loss) expected to be generated is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to financing and depreciation is not available at this time.
The estimated incremental adjusted EBITDA that can be expected from the development of new wood pellet plant capacity by Enviva is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings we expect to realize. Such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by a new wood pellet production plant constructed by Enviva to the closest GAAP financial measure, net income (loss), is not provided because net income (loss) expected to be generated is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of such a plant and depreciation is not available at this time.
Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding acquisition and integration costs and other, early retirement of debt obligation, Support Payments and effects of COVID-19 and the war in Ukraine. We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.
Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets, equity-based compensation and other expense, depreciation and amortization, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, Support Payments, and effects of COVID-19 and the war in Ukraine. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our cost of goods sold for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.

Adjusted EBITDA
We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligation, equity-based compensation and other expense, loss on disposal of assets, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, and MSA Fee Waivers, and Support Payments. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.
Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less cash income tax expenses, interest expense net of amortization of debt issuance costs, debt premium, and original issue discounts, and maintenance capital expenditures. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash dividends (if any) that are expected to be paid to our shareholders. We do not rely on distributable cash flow as a liquidity measure.
Adjusted EBITDA CAGR
Adjusted EBITDA CAGR is a supplemental measure used by our management to measure the expected growth rate of Adjusted EBITDA over time without regard to financing methods or capital structure.

2021 Non-Recast Presentation
The six and three months ended June 30, 2021 were calculated on a recast basis in accordance with GAAP to reflect the consolidated performance of Enviva and our former sponsor as if Enviva had bought the former sponsor at inception instead of October 14, 2021, the closing date of the Simplification Transaction. In addition, we are also presenting results for six and three months ended June 30, 2021, calculated on a non-GAAP basis that combines (i) the actual performance of Enviva for the six and three months ended June 30, 2021, on a non-recast basis, and (ii) our consolidated performance, calculated on a recast basis in accordance with GAAP, inclusive of the assets and operations acquired as part of the Simplification Transaction, for the six and three months ended June 30, 2021 (the “Non-Recast Presentation”). We believe the Non-Recast Presentation provides investors with relevant information to evaluate our financial and operating performance because it reflects Enviva’s actual and historically reported performance on a stand-alone basis through the closing date of the Simplification Transaction and performance on a consolidated basis for the six and three months ended June 30, 2021.

The Non-Recast Presentation does not reflect the recast of our historical results required under GAAP due to the Simplification Transaction and accordingly contains non-GAAP measures.

The following tables presents reconciliations related to adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow for the quarter ended June 30, 2021, on a recast basis and non-recast basis (in millions unless otherwise noted):

	Three Months Ended June 30, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Reconciliation of net loss to adjusted net loss:
Net loss	$(24.9)	$27.5	$2.6
Acquisition and integration costs and other	1.3	(0.4)	0.9
MSA Fee Waivers	—	6.3	6.3
Adjusted net (loss) income	$(23.6)	$33.4	$9.8

	Three Months Ended June 30, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions, unless otherwise noted)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross Margin(1)	$27.8	$(0.5)	$27.3
Loss on disposal of assets	1.7	—	1.7
Equity-based compensation and other expense	0.6	(0.1)	0.5
Depreciation and amortization	21.9	—	21.9
Changes in unrealized derivative instruments	(0.4)	—	(0.4)
Acquisition and integration costs and other	0.1	—	0.1
MSA Fee Waivers	—	5.0	5.0
Adjusted gross margin	$51.7	$4.4	$56.1
Metric tons sold (in thousands)	1,367	—	1,367
Adjusted gross margin per metric ton ($/metric ton)	$37.80	$3.22	$41.02
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended June 30, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Reconciliation of net loss to adjusted EBITDA and distributable cash flow attributable to Enviva
Net loss	$(24.8)	$27.5	$2.7
Add:
Depreciation and amortization	23.2	(0.9)	22.3
Interest expense	17.4	(4.7)	12.7
Income tax benefit	(0.2)	0.2	—
Equity-based compensation and other expense	7.5	(4.8)	2.7
Loss on disposal of assets	1.7	—	1.7
Changes in unrealized derivative instruments	(0.4)	—	(0.4)
Acquisition and integration costs and other	1.3	(0.4)	0.9
MSA Fee Waivers	—	6.3	6.3
Adjusted EBITDA	$25.7	$23.2	$48.9
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	9.8	2.2	12.0
Maintenance capital expenditures	3.9	—	3.9
Distributable cash flow	$12.0	$21.0	$33.0

The following is a reconciliation of net loss to adjusted EBITDA and distributable cash flow for the six months ended June 30, 2021 on a recast basis and non-recast basis:

	Six Months Ended June 30, 2021
	Recast	Adjustments	Non-Recast
	(in millions)
Net loss	$(48.0)	$49.2	$1.2
Add:
Depreciation and amortization	44.7	(1.5)	43.2
Interest expense	30.9	(5.6)	25.3
Income tax benefit	(0.9)	0.9	—
Equity-based compensation and other expense	15.2	(9.8)	5.4
Loss on disposal of assets	3.3	—	3.3
Changes in unrealized derivative instruments	0.8	—	0.8
Acquisition and integration costs and other	1.5	(0.5)	1.0
MSA Fee Waivers	—	15.0	15.0
Adjusted EBITDA	47.5	47.7	95.2
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	28.7	(4.7)	24.0
Maintenance capital expenditures	7.8	—	7.8
Distributable cash flow	$11.0	$52.4	$63.4

Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, adjusted EBITDA CAGR, and distributable cash flow, as well as our Non-Recast Presentation are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, adjusted EBITDA CAGR, or distributable cash flow, or our Non-Recast Presentation, in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net loss, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (Recast)	2022	2021 (Recast)
	(in thousands)
Reconciliation of net loss to adjusted net loss:
Net loss	$(27,342)	$(24,851)	$(72,649)	$(48,026)
Acquisition and integration costs and other	3,591	1,338	14,369	1,495
Effects of COVID-19	—	—	15,189	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	6,236	—	14,085	—
Adjusted net loss	$(17,515)	$(23,513)	$(23,955)	$(46,531)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (Recast)	2022	2021 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin(1)	$16,816	$27,824	$16,555	$49,644
Loss on disposal of assets	2,282	1,701	3,183	3,345
Equity-based compensation and other expense	567	568	1,301	1,136
Depreciation and amortization	26,948	21,872	48,254	42,328
Changes in unrealized derivative instruments	2,145	(362)	535	798
Acquisition and integration costs and other	(244)	72	2,557	72
Effects of COVID-19	—	—	13,942	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	6,236	—	14,085	—
Adjusted gross margin	$54,750	$51,675	$105,463	$97,323
Metric tons sold	1,275	1,367	2,371	2,516
Adjusted gross margin per metric ton	$42.94	$37.80	$44.48	$38.68
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (Recast)	2022	2021 (Recast)
	(in thousands)
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(27,342)	$(24,851)	$(72,649)	$(48,026)
Add:
Depreciation and amortization	28,833	23,179	51,392	44,700
Interest expense	13,959	17,481	23,929	30,858
Income tax (benefit) expense	(2)	(260)	14	(941)
Equity-based compensation and other expense	9,763	7,504	20,917	15,192
Loss on disposal of assets	2,282	1,701	3,183	3,345
Changes in unrealized derivative instruments	2,145	(362)	535	798
Acquisition and integration costs and other	3,592	1,338	14,370	1,495
Effects of COVID-19	—	—	15,189	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	6,236	—	14,085	—
Adjusted EBITDA	39,466	25,730	76,016	47,421
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	13,348	16,075	22,670	28,710
Maintenance capital expenditures	4,787	3,940	6,682	7,844
Distributable cash flow attributable to Enviva Inc.	21,331	5,715	46,664	10,867
Less: Distributable cash flow attributable to incentive distribution rights	—	10,708	—	19,030
Distributable cash flow attributable to Enviva Inc. or Enviva Partners, LP limited partners	$21,331	$(4,993)	$46,664	$(8,163)

Cash dividends paid to common stockholders or distributions declared attributable to Enviva Inc.	$51,895	$36,687	$101,201	$68,113

Distribution Coverage Ratio(1)	0.41	(0.14)	0.46	(0.12)
(1) Distribution coverage ratio for the second quarter of 2022 is calculated on a cash basis, which means the unit count includes 7 million of the 16 million units issued on October 14, 2021. The 7 million units are not part of the dividend reinvestment commitment and therefore receive cash distributions on a quarterly basis.

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income for Enviva for the twelve months ending December 31, 2022 (in millions):

Twelve Months Ending December 31, 2022
Estimated net income	$ (30.0) - 10.0
Add:
Depreciation and amortization	100.0
Interest expense	55.0
Income tax expense	—
Non-cash share-based compensation expense	42.0
Loss on disposal of assets	4.0
Changes in unrealized derivative instruments	—
Acquisition and integration costs	15.0
Effects of COVID-19	16.0
Effects of the war in Ukraine	4.0
Support Payments	24.0
Estimated adjusted EBITDA	$ 230.0 - 270.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	50.0
Cash income tax expense	—
Maintenance capital expenditures	15.0
Estimated distributable cash flow	$ 165.0 - 205.0

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, capacity, expansion, and new facility construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic and market conditions; (x) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xi) fires, explosions, or other accidents; (xii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xiii) changes in domestic and foreign tax laws and regulations affecting the taxation of our business and investors; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to related risks; (xviii) risks related to our indebtedness, including the levels and maturity date of such indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization, or similar collective actions; (xxii) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the possibility of cyber and malware attacks; (xxiv) our inability to borrow funds and access capital markets; (xxv) viral contagions or pandemic diseases, such as COVID-19, and (xxvi) overall domestic and global political and economic conditions, including the imposition of tariffs or trade or other economic sanctions, political instability or armed conflict, including the ongoing conflict in Ukraine, rising inflation levels and government efforts to reduce inflation, or a prolonged recession.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Investor Contact:
Kate Walsh
Vice President, Investor Relations
Investor.Relations@envivabiomass.com